Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION RELEASES 2022 SUSTAINABILITY REPORT

Boston, Massachusetts – July 20, 2023 – American Tower Corporation (NYSE: AMT) today announced the release of its 2022 sustainability report, which outlines the Company's sustainability strategy and provides a comprehensive overview of the progress made across the three pillars of its program—Environment, Social and Governance.

American Tower’s obligations to employees, customers, vendors, stockholders and the communities where it operates go beyond providing neutral-host infrastructure and extend to improving lives through building a more connected world. The report highlights the Company’s sustainability progress including significant investment in on-site generation and procurement of renewable energy resulting in tangible reductions in greenhouse gas (GHG) emissions, expanded professional development and training opportunities for employees, and the implementation of initiatives aligned with the United Nations Global Compact (UNGC).

“At American Tower, we believe sustainability is both a strategic advantage and business imperative, and our commitment is evident in the progress made across the Environment, Social and Governance pillars of our program,” said American Tower’s President and Chief Executive Officer, Tom Bartlett. “I am proud of how our teams have carried out initiatives in these mission critical areas, which have resulted in positive impacts for our people, our planet and our communities.”

Key highlights from the 2022 report include:

•Achieved a 9.5% reduction in combined scope 1 and 2 GHG emissions compared to a 2019 baseline
•Grew on-site renewable energy capacity to over 85 megawatts at nearly 15,000 sites
•Opened 124 new Digital Communities which provide access to technology and digital connectivity in underserved communities, bringing the global total to 445 across 15 countries
•Distributed more than $3.5 million through workplace giving and matching programs, volunteer events, disaster-relief donations and financial contributions from the American Tower Foundation
•Joined the UNGC and adopted the United Nations Women’s Empowerment Principles
•Continued to invest in its diversity, equity and inclusion programs

“We celebrate the achievements we have made this year, including in decarbonization, digital equity, human capital management, inclusion and transparency,” said American Tower Senior Vice President, Legal & Chief Sustainability Officer, Mneesha Nahata. “We will continue to pursue initiatives that drive long-term impact for our stakeholders in the years to come.”

For more information on American Tower’s sustainability program and to view the Company’s 2022 Sustainability Report, please visit the “Sustainability” section of the Company’s website at www.americantower.com/sustainability.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 226,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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